Mail Stop 4628
                                                           November 20, 2017


Wanda Opheim
Senior Vice President, Treasury
Enbridge Inc.
200, 425 -- 1st Street S.W.
Calgary, Alberta, Canada T2P 3L8

       Re:    Enbridge Inc.
              Registration Statement on Form F-3
              Filed November 13, 2017
              File No. 333-221507

Dear Ms. Opheim:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Lisa Krestynick, Staff Attorney, at (202) 551-3056 with any questions.


                                                           Sincerely,

                                                           /s/ Kevin M.
Dougherty for

                                                           H. Roger Schwall
                                                           Assistant Director
                                                           Office of Natural
Resources


cc:    Robert E. Buckholz
       Sullivan & Cromwell LLP